NEWS RELEASE
        November 22, 2022
        CONTACT: Kent Yee
        Senior Vice President CFO
        713-996-4700 – www.dxpe.com
THE INDUSTRIAL DISTRIBUTION EXPERTS

DXP ENTERPRISES, INC. ANNOUNCES RAISING AN INCREMENTAL
$105M IN TERM LOAN B BORROWINGS

•$70 million in cash on the balance sheet at close
•Maintains liquidity, strengthens balance sheet
•Continues to align ongoing capital structure actions to support strategy
•Positions DXP for future market conditions

Houston, TX, -- November 22, 2022 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced that it has closed on raising incremental $105 million Senior Secured Term Loan B (“TLB”) borrowings that will be added to the initial $330 million Term Loan B raised in December of 2020. Including the new borrowings, DXP will have $417.2 million in Senior Secured Term Loan B borrowings. The existing and new TLB borrowings mature in 2027 and are priced at Term SOFR plus an applicable margin of 5.25 percent.

DXP intends to use the proceeds to repay borrowings under DXP’s Asset Based Loan (“ABL”), and the remaining for general corporate purposes, potential acquisitions and transaction fees and expenses. The transaction provides DXP with operational and financial flexibility to reinvest in the business and pursue its strategy around organic and targeted acquisition growth.

The Term Loan B and incremental borrowings are 5.25 percent over Term SOFR and continues to include a secured leverage covenant ranging from 5.75:1 to 4.75:1. The new loan under the credit agreement is secured by the company’s consolidated assets.

David R. Little, Chairman and CEO remarked, “We are pleased with the successful execution of raising this incremental financing. We will take this positive momentum and close out the year strong and look to drive growth in 2023. This successful capital raising demonstrates the confidence lenders have in our current and long-term plans. As we navigate changing market conditions, this financing will support us in executing our strategy and funding both working capital and acquisition growth. Our capital allocation strategy at this point in the cycle includes a mix of continuing to fund growth, applying excess cash flow to debt service, when appropriate, and supporting DXP in the market. We plan on maintaining liquidity and flexibility while pursuing growth opportunities and reinvesting in the business.”

Kent Yee, CFO added, “We are pleased to announce the completion of raising an incremental $105 million to our existing Term Loan B. This accomplished several important objectives, including paying down existing borrowings under the ABL and creating liquidity and flexibility going forward. We are proactively putting DXP in a position to take advantage of market opportunities on behalf of all our stakeholders. DXP continues to be well-positioned to support its disciplined growth strategy well into the future. We experienced strong market interest and demand for this transaction, demonstrating the confidence that existing and new lenders, investors and other financial participants have in DXP. We appreciate the support from our advisors and lender group. Based on the transaction closing at the end of the third quarter, DXP’s net debt to EBITDA was 2.86:1”

Additional detail regarding the incremental TLB borrowings will be available in DXP’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission by November 29th.

About DXP Enterprises, Inc.
DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States, Canada, Mexico and Dubai. DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, metal working, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer-driven, creating competitive advantages for our customers. DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services. For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. In some cases, you can identify forward-looking statements by terminology such as, but not limited to, “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “goal,” or “continue” or the negative of such terms or other comparable terminology. For more information, review the Company’s filings with the Securities and Exchange Commission.